Exhibit 5.1

OPINION OF COOLEY GODWARD KRONISH LLP

January 16, 2007

NVIDIA Corporation

2701 San Tomas Expressway

Santa Clara, CA 95050

Ladies and Gentlemen:

You have requested our opinion with respect to certain matters in connection with the filing by NVIDIA Corporation (the “Company”) of a Registration Statement on Form S-8 (the “Registration Statement”) with the Securities and Exchange Commission covering the offering of up to 1,091,383 shares of the Company’s Common Stock, $.001 par value (the “Shares”), pursuant to the PortalPlayer, Inc. (“PortalPlayer”) 1999 Stock Option Plan (the “Assumed Option Plan”) and the PortalPlayer Amended and Restated 2004 Stock Incentive Plan (the “Assumed Incentive Plan”).

In connection with this opinion, we have examined the Registration Statement and related Prospectus, your Certificate of Incorporation and Bylaws, each as amended, and such other documents, records, certificates, memoranda and other instruments as we deem necessary as a basis for this opinion. We have assumed the genuineness and authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof, and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when sold and issued in accordance with the Assumed Option Plan or Assumed Incentive Plan, as appropriate, the Registration Statement and related Prospectus, will be validly issued, fully paid, and nonassessable (except as to shares issued pursuant to certain deferred payment arrangements, which will be fully paid and nonassessable when such deferred payments are made in full).

We consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

COOLEY GODWARD KRONISH LLP

By:	/s/ Eric C. Jensen
Eric C. Jensen